Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Petros Pharmaceuticals, Inc. on Form S-3 of our report dated April 1, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of Petros Pharmaceuticals, Inc. as of and for the year ended December 31, 2023 appearing in the Annual Report on Form 10-K of Petros Pharmaceuticals, Inc. for the year ended December 31, 2023. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

East Hanover, New Jersey

May 3, 2024